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                                                                  EXHIBIT 99.2




CONTACTS:

Cubist Pharmaceuticals, Inc.                        Noonan/Russo Communications
Jennifer LaVin                                      Renee Connolly - media
Senior Director, Corporate Communications           (212) 696-4455 ext. 227
(617) 576-4258                                      renee@noonanrusso.com
jlavin@cubist.com

          CUBIST PHARMACEUTICALS ANNOUNCES ISSUANCE OF PATENT COVERING
                        ORAL FORMULATIONS OF CEFTRIAXONE

   CUBIST EXPECTS TO CONDUCT PROOF-OF-PRINCIPLE STUDIES IN MAN BY END OF 2001

Cambridge, MA, June 19, 2001 -- Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today announced the issuance by the United States Patent and Trademark Office of patent number 6,248,360, entitled "Complexes to Improve Oral Absorption of Poorly Absorbable Antibiotics." The patent, assigned to International Health Management Associates, Inc. (IHMA), covers oral formulations of multiple antibiotics, including ceftriaxone, to which Cubist licensed exclusive rights in late 2000. At that time, Cubist acquired rights from IHMA to negotiate for several other oral antibiotics as well.

In conjunction with the patent issuance, Cubist announced today that it had achieved clinically relevant systemic levels of ceftriaxone delivered intraduodenally, or directly to the small intestine, in non-human primates. These data confirm earlier studies performed in rodents. Cubist also announced today that it has now optimized formulations of oral ceftriaxone for use in proof-of-principle studies in man, expected to commence by the end of 2001.

Hoffmann-La Roche's Rocephin(R) (intravenous ceftriaxone) had sales of over $1 billion in 2000. Intravenous ceftriaxone has been successfully and safely prescribed for over 15 years in both adults and children. The drug is a third-generation cephalosporin that has demonstrated a broad spectrum of bactericidal activity against Gram-positive and Gram-negative bacteria. These organisms are responsible for the majority of community-based infections, which include upper and lower respiratory tract infections (including otitis media, sinusitis, bronchitis and community-acquired pneumonia) and skin and soft tissue infections. These infections result in nearly 80 million treated patients annually in the United States.

Third generation cephalosporins, although effective against some of the more resistant bacteria, are normally poorly absorbed through the mucosal membrane of the intestines, and thus have difficulty reaching the bloodstream systemically. As a result, their use has been predominantly restricted to intravenous use. This newly issued patent protects technology that facilitates the systemic absorption of difficult-to-absorb antibiotics.

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Importantly, all of the components used to facilitate transport across the intestinal lining are considered safe by the U.S. Food and Drug Administration and appear on the agency's GRAS list (substances Generally Recognized As Safe).

To date, ceftriaxone has been primarily used to treat hospital in-patients due to the lack of an oral version. If successfully developed, Cubist believes that an oral formulation could greatly expand the utility and revenue potential of ceftriaxone through community-based prescribing. In addition, the Company believes oral ceftriaxone could also be used for the continuation of parenteral antibiotic therapy (step-down therapy). Step-down therapy provides multiple benefits: convenience and cost savings of an oral therapy versus parenteral therapy, potential earlier hospital discharge and associated healthcare cost savings, and increased physician confidence in an optimal therapeutic outcome given that a discharged patient is receiving the same therapy taken intravenously in the hospital setting.

Scott M. Rocklage, Ph.D., Cubist's Chairman and CEO commented, "We are very pleased to be able to announce positive progress on our preclinical development of oral ceftriaxone. From a development standpoint, we are hopeful that the historic safety of both ceftriaxone and the substances used to facilitate transport across the intestinal lining will translate into an accelerated development timeline for our oral ceftriaxone program. From a commercial standpoint, we believe the large potential market for oral ceftriaxone represents significant potential value to Cubist."

Cubist Pharmaceuticals, Inc. is focused on becoming a global leader in the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening bacterial and fungal infections. Cubist is evaluating the safety and efficacy of Cidecin(TM) (daptomycin for injection) in the EDGE(TM) (Evaluation of Daptomycin against Gram-positive Entities) clinical trial program and has broadened its pipeline to include multiple pre-clinical drug candidates. The Company is engaged in strategic partnerships with Novartis Pharma AG and Merck & Co for the discovery and development of novel antiinfectives and with Gilead Sciences for the commercialization of daptomycin in Europe. Cubist is headquartered in Cambridge, MA and has operations in Vancouver, BC, Canada and Slough, UK.

CUBIST SAFEHARBOR STATEMENT
STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACT MAY BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, THAT ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO: (i) THE COMPANY'S ABILITY TO SUCCESSFULLY COMPLETE PRODUCT RESEARCH AND DEVELOPMENT, INCLUDING PRE-CLINICAL AND CLINICAL STUDIES AND COMMERCIALIZATION; (ii) THE COMPANY'S ABILITY TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS; (iii) THE COMPANY'S ABILITY TO ATTRACT AND/OR MAINTAIN MANUFACTURING, SALES, DISTRIBUTION AND MARKETING PARTNERS; AND (iv) THE COMPANY'S ABILITY


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TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS BEFORE ITS COMPETITORS. ADDITIONAL
FACTORS THAT WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS ARE CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED ON APRIL 2, 2001.



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        Additional information can be found at the Company's web site at
                    www.cubist.com or at www.noonanrusso.com.